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                                                                   EXHIBIT 10.08

February 7, 2000

Mr. Alan R. Kleinmaier
8412 Kempton Road
Raleigh, NC  27615

Dear Alan:

This letter will stipulate the terms of your employment as a senior executive in High Speed Net Solutions, Inc. (HSNS) in Raleigh, North Carolina, effective August 25th, 1999. Your title will be Executive Vice President, Secretary, Treasurer and acting CFO and you will report directly to the President and Chief Executive Officer at such time as a President and CEO is elected to the Company. In the interim, you will work with the acting President and CEO and report directly to the Board of Directors or its designee.

The details of this offer are:

TITLE: Executive Vice President, Secretary and Treasurer, acting CFO

BOARD OF DIRECTORS: You will be asked to participate in all meetings of the Board of Directors, however, you will not be a member of the board.

DESCRIPTION: You are expected, with active participation and support of the Board, to assist in the development and execution of a business plan in the Internet advertising space. Additionally, you will develop a financial plan for the Company, manage the fiscal activity and lead the search for a full time Chief Financial Officer.

SALARY: $100,000 annually plus Performance Bonus as outlined below.

INSURANCE: You will receive full indemnification from Summus during your time of service prior to Directors and Officers insurance being secured excluding any action resulting from your fraud, gross negligence, willful misconduct or intentional breach of any fiduciary responsibility of your positions.

REPORT TO: You will report to the Board of Directors or a Board designated Executive in HSNS.

PERFORMANCE BONUS PROGRAM: You will be eligible to receive up to 1.0x your annual salary based on specified performance goals to be jointly defined by you and the President/CEO and approved by the Board of Directors. The bonus will be paid after receipt of the audited fiscal year end financial statements of HSNS certified by Ernst & Young. You will be eligible to receive a prorated portion of this cash bonus for 1999 based performance goals and achievements as negotiated between you and the Board of Directors. You must be employed by HSNS on December 31, 2000 to be eligible to receive your Year 2000 cash bonus.

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STOCK OWNERSHIP: 50,000 fully vested shares granted as of August 25, 1999 at an exercise price of $4.00 per share.

LOCATION OF EMPLOYMENT: Your place of employment will be in Raleigh, North Carolina.

BENEFITS: You will also be entitled to other benefits generally available to the executives of HSNS from time to time. Currently these benefits are:

CAR ALLOWANCE: $600 per month.

PRE-TAX DEDUCTIONS: Any authorized payroll deductions are done under IRS Section 125.

SEVERANCE: If you are terminated from employment, you will receive six months of salary

HEALTH INSURANCE: Full medical, dental and vision for you and your dependents.

PERSONAL/SICK DAYS: Upon the first day of employment you will receive 6 paid personal or sick days to be used during the calendar year. These may be used at your discretion. Unused days will be forfeited. These 6 days are renewed at the start of each calendar year.

VACATION POLICY: Upon hiring, you will be entitled to four (4) weeks (or 20 working days) of vacation time annually. Your vacation year starts and ends on your date of hire. If you do not take all of your vacation during this time, you may carry over up to 50% of the remaining time to the next year. Your total may never be greater than 150% of the vacation time you are entitled to.

Please sign and return this agreement. The offer will remain in effect for a period of ten days. This entire agreement is subject to endorsement by the HSNS Board of Directors.

Sincerely,                                           ACCEPTED AND AGREED

/s/ Rick Seifert                                    /s/ Alan R. Kleinmaier
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Rick Seifert                                         Alan R. Keinmaier
Director